Exhibit 99.1

This news release contains forward-looking statements, including those regarding the anticipated outlook for our business, our currently expected fourth quarter and full fiscal year 2006 net revenue and earnings results, our first quarter fiscal year 2007 revenues and core operating margins and our long-term outlook for our company, our industry , our business sectors and our potential realignment of our manufacturing capacity and the related costs and timing. These statements are based on current expectations, forecasts and assumptions involving risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to: fluctuations in operating results; the results of the review of our past stock option grants being conducted by a Special Committee of our Board and Governmental Authorities; the accuracy of the stated dates of our historical option grants and whether all proper corporate and other procedures were followed; the impact of any restatement of financial statements of the Company or other actions that may be taken or required as a result of such reviews; risks and costs inherent in litigation, including that related to the Company’s stock option grants or any restatement of the financial statements of the Company; whether or when we will realign our capacity and whether any such activity will adversely affect our cost structure, ability to service customers and labor relations; our ability to effectively address certain operational issues that have adversely affected certain of our US operations; changes in technology; competition; anticipated growth for us and our industry that may not occur; managing rapid growth; managing any rapid declines in customer demand that may occur; our ability to successfully consummate acquisitions; managing the integration of businesses we acquire; risks associated with international sales and operations; retaining key personnel; our dependence on a limited number of large customers; business and competitive factors generally affecting the electronic manufacturing services industry, our customers and our business; other factors that we may not have currently identified or quantified; and other risks, relevant factors and uncertainties identified in our Annual Report on Form 10-K for the fiscal year ended August 31, 2005, subsequent Reports on Form 10-Q and Form 8-K and our other securities filings. Jabil disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

JABIL POSTS THIRD QUARTER RESULTS

Demand Continues to be “Very Strong”

St. Petersburg, FL – June 21, 2006...Jabil Circuit, Inc. (NYSE: JBL), a global electronic product solutions company, today reported net revenue for the third quarter of fiscal 2006 ended May 31, 2006 increased 34 percent to $2.6 billion compared to $1.9 billion for the same period of fiscal 2005.

Under generally accepted accounting principles in the United States of America (“GAAP”), operating income for the third quarter of fiscal 2006 increased 5 percent to $77.3 million compared to $73.2 million for the same period of fiscal 2005. On a GAAP basis, net income for the third quarter of fiscal 2006 increased 8 percent to $64.2 million compared to $59.4 million for the same period in fiscal 2005. GAAP diluted earnings per share for the third quarter of fiscal 2006 increased 3 percent to $0.30 compared to $0.29 for the same period of fiscal 2005.

Jabil’s third quarter of fiscal 2006 core operating income increased 10 percent to $93.4 million or 3.6 percent of net revenue compared to $84.7 million or 4.4 percent of net revenue for the third quarter of fiscal 2005. Core earnings increased 14 percent to $78.5 million compared to $68.9 million for the third quarter of fiscal 2005. Core earnings per share increased 9 percent to $0.36 per diluted share for the period compared to $0.33 for the third quarter of fiscal 2005. (Jabil defines core operating income as GAAP operating income before amortization of intangibles, stock-based compensation expense, acquisition-related charges and restructuring and impairment charges. Jabil defines core earnings as GAAP net income before amortization of intangibles, stock-based compensation expense, acquisition-related charges, restructuring and impairment charges and other income/loss, net of tax. Jabil defines core earnings per share as core earnings divided by the weighted average number of outstanding shares determined under GAAP. Jabil reports core operating income, core earnings and core earnings per share to provide investors with an alternative method for assessing operating income, earnings and earnings per share from what it believes are its core manufacturing operations. See the accompanying reconciliation of Jabil’s core operating income to its GAAP operating income and Jabil’s core earnings and core earnings per share to its GAAP net income and GAAP earnings per share and additional information in the supplemental information below.)

Quarterly Highlights

•	Cash flow from operations was approximately $120 million for the third quarter of fiscal 2006.

•	Sales cycle for the third quarter of fiscal 2006 was 19 days.

•	Annualized inventory turns for the third quarter of fiscal 2006 were eight turns.

•	Capital expenditures for the third quarter of fiscal 2006 were approximately $65 million.

•	Depreciation for the third quarter of fiscal 2006 was approximately $44 million.

•	Cash and cash equivalent balances were $855 million at the end of the third quarter of fiscal 2006.

•	Return on Invested Capital (ROIC) was 16 percent for the third quarter of fiscal 2006.

•	Announced a $0.07 quarterly dividend which was paid out on June 1, 2006.

- M O R E -

Q3 2006 Earnings Release—Add One

June 21, 2006

Business Outlook

“Lowering expectations for the balance of fiscal 2006 is a disappointment. We expect a limited number of execution issues to be resolved in the near term. In addition, we intend to rationalize our footprint in certain high cost geographies,” said Jabil President & CEO, Timothy L. Main. “Demand overall continues to be very strong across a broad range of sectors. We expect over $3 billion in revenue and a return to core operating margins of 4 percent or better in our first fiscal quarter of 2007.”

The company provided guidance for its fourth quarter of 2006. Jabil said it currently expects its fourth quarter revenue to be in a range of $2.75 to $2.95 billion and core earnings of $0.30 to $0.35 per diluted share. GAAP earnings per share for the fourth fiscal quarter of 2006 are currently estimated to be $0.24 to $0.29 per diluted share. (Expected GAAP earnings per share for the fourth quarter of fiscal year 2006 are currently estimated to include $0.03 per share for amortization of intangibles and $0.03 per share for stock-based compensation required to be expensed in fiscal 2006 under new accounting guidelines, Statement of Financial Accounting Standard No.123R – Share Based Payment (“SFAS 123R”)).

The company updated its full fiscal year 2006 guidance, saying it expects revenue growth of 35 to 37 percent or $10.1 to $10.3 billion. The company expects to grow full fiscal year core earnings per share 15 to 19 percent to $1.47 to $1.52 per diluted share. GAAP earnings per share for the full fiscal year are currently expected to be $1.22 to $1.27 per diluted share. (Expected GAAP earnings per share for the full fiscal year are currently estimated to include $0.11 per share for amortization of intangibles and $0.14 per share for stock-based compensation required to be expensed in fiscal 2006 under new accounting guidelines, SFAS 123R.)

Jabil announced that it is planning to realign its manufacturing capacity in certain higher cost geographies to properly size its manufacturing sites with current market conditions. The company said it would begin consultation with employees in the coming weeks, seek its Board of Directors’ approval and finalize these plans. Based on preliminary work, management currently estimates that the realignment could result in approximately $200 to $250 million in charges, which would involve plant closings and headcount reductions. It is currently estimated that a significant portion of these charges would be recorded in the company’s fourth fiscal quarter. The cash cost of such charges is currently estimated to be in the range of $150 to $200 million over the course of the next two fiscal years.

Supplemental Information

As previously announced, the Company’s Board of Directors appointed a special committee of the Board to review certain matters in response to a derivative lawsuit filed concerning certain stock options grants. Subsequent to the filing of the derivative actions, the Company was notified by the Securities and Exchange Commission of an informal inquiry concerning the Company’s stock option grants. The Company has since received a subpoena from the U.S. Attorney’s office for the Southern District of New York requesting certain stock option related material. The special committee of the Board is in the process of conducting its investigation and analysis of the claims asserted in the derivative action. The Company said it is cooperating fully with the Board’s special committee, the SEC and the U.S. Attorney’s office. Because these are on-going legal matters, Jabil management said it cannot comment further at this time.

The financial results disclosed in this release include certain measures calculated and presented in accordance with GAAP. In addition to the GAAP financial measures, Jabil provides supplemental, non-GAAP financial measures to facilitate evaluation of Jabil’s core operating performance. The non-GAAP financial measures disclosed in this release exclude certain amounts that are included in the most directly comparable GAAP measures. The non-GAAP or core financial measures disclosed in this release do not have standard meanings and may vary from the non-GAAP financial measures used by other companies.

Management believes core financial measures (which exclude the effects of the amortization of intangibles, stock-based compensation expense, acquisition-related charges, restructuring and impairment charges and other income) are a useful measure that facilitates evaluating the past and future performance of Jabil’s ongoing operations on a comparable basis. Jabil reports core operating income, core earnings and core earnings per share to provide investors with an alternative method for assessing operating income, earnings and earnings per share from what it believes are its core manufacturing operations. Included in this release is a Condensed Consolidated Statement of Earnings as well as a reconciliation of the disclosed core financial measures to the most directly comparable GAAP financial measures.

- M O R E -

Q3 2006 Earnings Release—Add Two

June 21, 2006

Company Conference Call Information

Jabil will conduct a conference call to announce its third quarter fiscal year 2006 earnings today at 4:30 p.m. EST live on the Internet at http://jabil.com. This earnings conference call will be recorded and archived for playback on the web at http://jabil.com.

The news release and information about Jabil’s earnings will also be available in the investors section of the web site (jabil.com) by approximately 4:00 p.m., EST. A taped replay of the conference call will also be available June 21, 2006 at approximately 7:30 p.m. EST through midnight on June 23, 2006. To access the replay, call (800) 642-1687 from within the United States, or (706) 645-9291 outside the United States. The passcode is 1799927. An archived webcast of the conference call will be available at http://jabil.com/investors/.

Jabil is an electronic product solutions company providing comprehensive electronics design, manufacturing and product management services to global electronics and technology companies. Jabil helps bring electronics products to the market faster and more cost effectively by providing complete product supply chain management around the world. With more than 50,000 employees and facilities in 20 countries, Jabil provides comprehensive, individualized-focused solutions to customers in a broad range of industries. Jabil common stock is traded on the New York Stock Exchange under the symbol, “JBL”. Further information is available on the company’s website: jabil.com.

Investor	& Media Contact:
Beth	Walters
Jabil	Circuit, Inc.
(727)	803-3349
investor_relations@jabil.com

JABIL CIRCUIT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	May 31, 2006	August 31, 2005
ASSETS
Current assets
Cash and cash equivalents	$854,879	$796,071
Accounts receivable, net	1,139,332	955,353
Inventories	1,229,704	818,435
Prepaid expenses and other current assets	102,443	75,335
Deferred income taxes	41,216	40,741

Total current assets	3,367,574	2,685,935

Property, plant and equipment, net	963,265	880,736
Goodwill and intangible assets, net	648,220	453,301
Deferred income taxes	52,898	24,727
Other assets	11,638	32,563

Total assets	$5,043,595	$4,077,262

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current installments of notes payable, long-term debt and long-term lease obligations	$25,149	$674
Accounts payable	1,790,879	1,339,866
Accrued expenses	293,563	224,766
Income taxes payable	7,337	2,823
Deferred income taxes	975	—

Total current liabilities	2,117,903	1,568,129

Notes payable, long-term debt and long-term lease obligations, less current installments	331,067	326,580
Deferred income taxes	8,892	—
Other liabilities	51,468	47,336

Total liabilities	2,509,330	1,942,045

Stockholders’ equity
Common stock	211	204
Additional paid-in capital	1,202,446	1,041,884
Retained earnings	1,217,082	1,021,800
Unearned compensation	—	(8,774)
Accumulated other comprehensive income	114,526	80,103

Total stockholders’ equity	2,534,265	2,135,217

Total liabilities and stockholders’ equity	$5,043,595	$4,077,262

JABIL CIRCUIT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except for per share data)

(Unaudited)

	Three months ended		Nine months ended
	May 31, 2006	May 31, 2005	May 31, 2006	May 31, 2005
Net revenue	$2,592,464	$1,938,415	$7,311,833	$5,487,796
Cost of revenue	2,404,821	1,776,333	6,743,720	5,030,404

Gross profit	187,643	162,082	568,113	457,392

Operating expenses:
Selling, general and administrative	93,536	71,688	275,141	205,914
Research and development	9,578	5,667	24,756	17,761
Amortization of intangibles	7,273	11,491	18,791	32,402

Operating income	77,256	73,236	249,425	201,315

Interest, net and other	4,346	2,758	8,149	9,033

Income before income taxes	72,910	70,478	241,276	192,282

Income tax expense	8,684	11,125	31,139	30,967

Net income	$64,226	$59,353	$210,137	$161,315

Earnings per share:
Basic	$0.31	$0.29	$1.01	$0.80

Diluted	$0.30	$0.29	$0.99	$0.78

Common shares used in the calculation of earnings per share:
Basic	210,441	202,666	207,598	202,021

Diluted	215,808	207,736	213,299	206,643

JABIL CIRCUIT, INC. AND SUBSIDIARIES

SUPPLEMENTAL DATA

RECONCILIATION OF GAAP FINANCIAL RESULTS TO NON-GAAP MEASURES

(In thousands, except for per share data)

(Unaudited)

	Three months ended		Nine months ended
	May 31, 2006	May 31, 2005	May 31, 2006	May 31, 2005
Operating income (GAAP)	$77,256	$73,236	$249,425	$201,315
Amortization of intangibles	7,273	11,491	18,791	32,402
Stock-based compensation	8,848	—	33,137	—

Core operating income (Non-GAAP)	$93,377	$84,727	$301,353	$233,717

Net income (GAAP)	$64,226	$59,353	$210,137	$161,315
Amortization of intangibles, net of tax	6,233	9,503	15,617	27,419
Stock-based compensation, net of tax	7,993	—	24,205	—

Core earnings (Non-GAAP)	$78,452	$68,856	$249,959	$188,734

Earnings per share: (GAAP)
Basic	$0.31	$0.29	$1.01	$0.80

Diluted	$0.30	$0.29	$0.99	$0.78

Core earnings per share: (Non-GAAP)
Basic	$0.37	$0.34	$1.20	$0.93

Diluted	$0.36	$0.33	$1.17	$0.91

Common shares used in the calculations of earnings per share:
Basic	210,441	202,666	207,598	202,021

Diluted	215,808	207,736	213,299	206,643